EXHIBIT 99.1
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                                News Release

                                  LANDAUER

                            For Immediate Release
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               LANDAUER, INC. INCREASES REGULAR CASH DIVIDEND
                     AND DECLARES FIRST QUARTER PAYMENT


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, Treasurer & CFO
      708-441-8311


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GLENWOOD, ILLINOIS, November 26, 2010  Landauer, Inc. (NYSE: LDR) announced today that its Board of Directors increased the regular quarterly cash dividend to $0.55 per share for the first quarter of fiscal 2011. This increase represents an annual rate of $2.20 per share compared with $2.15 last year. The dividend will paid on January 3, 2011 to shareholders of record on December 10, 2010.





About Landauer

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico and other countries. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to healthcare providers.














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        Landauer, Inc.  2 Science Road  Glenwood, Illinois 60425-1586
         Telephone: 708.755.7000  Fax: 708.755.7011  landauerinc.com